Exhibit 99.1
REALOGY BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE
PROGRAM OF UP TO 48 MILLION SHARES
•	Repurchase Plan for Approximately 19 Percent of Outstanding Shares
•	Company to Use Travelport Proceeds of Approximately $1.4 Billion to Fund Repurchases and Reduce Indebtedness
•	Realogy Updates its Full-Year Projections for 2006
•	Investor Conference Call Today at 5:00 p.m. EDT
PARSIPPANY, N.J. (Aug. 23, 2006) — Realogy Corporation (NYSE: H), the world’s largest real estate franchisor, today announced that its Board of Directors has authorized the repurchase of up to 48 million shares of its common stock, which equates to approximately 19 percent of its 250 million total shares outstanding.
Realogy expects to fund its share repurchase program principally from its estimated $1.4 billion share in the proceeds from the sale of Travelport that was completed earlier today by Cendant Corporation (NYSE: CD), Realogy’s former parent company. Approximately $1 billion of the estimated Travelport proceeds will be for the repurchase program with any remaining proceeds being applied to reduce Realogy’s unsecured debt.
“This stock repurchase program demonstrates our confidence in the long-term growth of the Company and our strong free cash flow,” said Henry R. Silverman, Realogy’s chairman and CEO. “We believe our shares are mispriced by the market, and the Board felt that the best investment we can make with the Travelport proceeds is our own stock.”
Realogy’s stock repurchases under this program may be made through one or more open market repurchases, accelerated share purchase programs and/or issuer self-tender offers. Realogy anticipates that its repurchase program will last through the end of 2006, although the timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. Realogy expects that the share repurchase program will benefit 2007 earnings per share by 7% to 10%, although the actual impact will depend on numerous factors including, but not limited to: the number of shares actually repurchased; the average price paid for such repurchased shares; the interest cost on the debt funding the share repurchase; and the timing of such purchases.
Realogy also announced today that it is reducing its full-year projections for 2006 (see Table 1). The 2006 full-year revenue and EBITDA outlook is now expected to be $6.4 billion to $6.7 billion and $800 million to $900 million, respectively. The new EBITDA range includes five months of Realogy standalone corporate costs and excludes 2006 separation and restructuring costs as well as Realogy’s share of residual Cendant corporate expenses. Net income for the year on the same basis and after giving effect to the completion of the share repurchase program indicated

above is estimated at $345 million to $415 million, or $1.42 to $1.75 per share. Without giving effect to these adjustments but reflecting the contemplated share repurchase, GAAP net income for the year is estimated at $250 million to $340 million, or $1.03 to $1.43 per share.
Richard A. Smith, Realogy’s Vice Chairman and President, commented: “We have now analyzed our open contracts pipeline, which impacts closed sales volume in August through October, and this data reflects a slower than expected second half. This moderation is further confirmed by the 15 percent annual decline in national purchase mortgage applications that was reported in July. As a result, we have reduced our estimates for the remainder of 2006.
“The long-term economic fundamentals that encourage continued growth in the residential real estate market remain intact; however, Realogy believes that consumer concerns have weighed more heavily on the near term housing outlook than we expected. With dramatically increased inventory levels versus the unsustainably low levels experienced last year, it is clear that home buyers have more choices and are not motivated to move quickly. Likewise, sellers continue to be reluctant to come to terms with the changing market dynamics. This disconnect has resulted in slower sales volume nationally, although price remains up year over year.”
Mr. Smith also stated, “Realogy remains bullish on the long-term growth in existing home sales, and we believe that we have built a company to capitalize on the strong economic and demographic forces that will continue to drive the growth of our business and earnings over the foreseeable future.”
After giving effect to the proceeds from the sale of Travelport and the completion of the contemplated share repurchase program, Realogy estimates that it will have total corporate debt outstanding of approximately $2 billion.
Investor Conference Call
Realogy will host a conference call to discuss these announcements later today — Wednesday, August 23, 2006, at 5:00 p.m. (EDT). Investors may access the call live at www.realogy.com or by dialing (888) 577-8991 and referencing “Realogy;” international participants should dial (210) 234-0010. Please dial in at least 5-10 minutes prior to start time. A web replay will be available at www.realogy.com following the call. A telephone replay will be available from 8:00 p.m. (EDT) on August 23, 2006 until 10:00 p.m. (EDT) on August 30, 2006 at (888) 554-3830; international participants should dial (203) 369-3165. The pass code for the replay is 7325649.
Table 1, “Realogy’s Full-Year Guidance for 2006,” Follows on Page 4
About Realogy
Realogy Corporation (NYSE: H), the world’s largest real estate franchisor, has a diversified business model that also includes real estate brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA®, Sotheby’s International Realty®, NRT Incorporated, Cartus and Title Resource Group. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has more than 15,000 employees worldwide.

Forward Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements include but are not limited to adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis, a decline in the number of home sales and/or prices, local and regional conditions in the areas where our franchisees and brokerage operations are locate, our inability to access capital and/or asset backed markets on favorable terms, and risks inherent in Realogy’s separation from Cendant and the related transactions. The Company can give no assurance that the share repurchase program will be completed or that Realogy will derive the benefits contemplated by the program.
In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Realogy’s filings with the Securities and Exchange Commission (the “SEC”), including Realogy’s Information Statement dated July 13, 2006 and its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 under headings such as “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for Realogy’s ongoing obligations to disclose material information under the federal securities laws, Realogy undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 1 attached to this release.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. In the event that Realogy determines to commence any tender offer, such tender offer would be made solely pursuant to an offer to purchase, related letter of transmittal, and any amendments or supplements thereto, which would be filed as exhibits to a Schedule TO filed with the SEC. In such event, stockholders would be advised to carefully read the Schedule TO and its exhibits, when filed, because they would contain important information, including the terms and conditions of any tender offer. Upon filing, stockholders would be able to obtain copies of these documents from the SEC’s website at www.sec.gov without charge or from www.realogy.com at no cost.

Media Contacts:
Mark Panus
(973) 407-7215
mark.panus@realogy.com
Kevin Doell
(973) 407-6653
kevin.doell@realogy.com
Investor Relations Contact:
Henry A. Diamond
(973) 407-2710

TABLE 1: Realogy’s Full-Year Guidance for 2006
(Assumes share repurchase of 48 million shares at estimated $20.23 per share) (1)

	Low	High
Key Revenue Drivers
Real Estate Franchise Services (RFG)
Closed Homesale Sides	1,477,700	1,576,800
Average Homesale Price	$231,000	$232,000
Company Owned Real Estate Brokerage (NRT)
Closed Homesale Sides	395,000	406,000
Average Homesale Price	$491,300	$493,300

(dollars in millions, except earnings per share)
Total Realogy Revenue	$6,400	$6,700
EBITDA
Real Estate Franchise Services (RFG)	$615	$645
Company Owned Real Estate Brokerage Services (NRT)	50	90
Relocation Services (Cartus)	110	120
Title and Settlement Services (TRG)	45	55
Total Operations	820	910
Corporate & Other	(20)	(10)
Total Realogy EBITDA	$800	$900

Cendant Residual Costs (2)	(10)	(10)

Total EBITDA (3) (4)	$790	$890

Depreciation & Amortization (5)	(160)	(150)
Net Interest Expense (1)	(60)	(50)
Income before income taxes and minority interest (3)	570	690
Provision for Income Taxes	(220)	(270)
Minority Interest, Net of tax	(5)	(5)
Net Income (3)	$345	$415
Earnings per Share (3)	$1.42	$1.75
Fully Diluted Shares Outstanding (mm) (1)(6)	243	237

Other Items Impacting 2006 Free Cash Flow (7)
Capital Expenditures (8)	($105)	($135)
Acquisitions	(225)	(275)
Working Capital and Other Uses (9)	(30)	(60)

Notes:
(1)	Based on repurchasing 48 million shares at assumed share price of $20.23, which was Realogy’s closing price on August 23, 2006. Further, the repurchase is assumed to be funded with debt with an interest cost of 6% and assumed to be completed by December 31, 2006.
(2)	Cendant residual costs include our former parent Cendant’s legal, investigation and other charges that are not related to the operations of Realogy.
(3)	Excluding separation and restructuring costs estimated at $120-$155 pretax ($75-$95 million after tax), the majority of which are non-cash expenditures and reflected in “Working Capital and Other Uses”.
(4)	EBITDA represents net income before depreciation and amortization, interest expense (other than interest expense relating to secured obligations), income taxes and minority interest. We believe EBITDA is useful as a supplemental measure in evaluating performance of our operating businesses and provides greater transparency into our combined results of operations. EBITDA is the measure used by our management, including our chief operating decision maker, to perform such evaluation, and it is a factor in measuring compliance with debt covenants relating to secured borrowing arrangements within our relocation business. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with generally accepted accounting principles and our presentation of EBITDA may not be comparable to similarly titled measures used by other companies.
(5)	Includes amortization of Pendings and Listings.
(6)	The fully diluted share range shown here assumes the completion of the repurchase of 48 million shares by the end of 2006 and reflects averaging the lower share count in the final quarter of 2006 with the pre-repurchase higher share count during the first three quarters of the year to determine the fully diluted share count for the 2006 on an annual basis. In 2007, absent other changes, we would expect that the fully diluted share count would total approximately 205 million as a result of the completion of the contemplated share repurchase program in the time frame indicated.
(7)	Free Cash Flow represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) acquisitions and (iii) working capital and other cash uses. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is currently contemplated to be available to repurchase stock and repay debt obligations. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly titled measures used by other companies. We do not provide a reconciliation of Free Cash Flow to the most directly comparable measure under GAAP (Net Cash Provided by Operating Activities), as we do not project all of the items that would be necessary to provide such reconciliation.
(8)	Capital expenditures will include approximately $20-$25 million of restructuring and separation-related expenditures.
(9)	Includes after-tax separation and restructuring cash costs and estimated contingent Cendant liability payments of $50-$70 million as well as adjustments to reflect cash tax payments that are lower than our GAAP Provision for Income Taxes and changes in secured assets and liabilities and other cash adjustments.
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